Exhibit 99.1

AITX Supports New OTCID Market Structure, Embraces Higher Standards

Company Aligns with Upcoming OTCID Market, Reinforcing Its Commitment to Transparency, Growth, and Investor Confidence

Detroit, Michigan, May 12, 2025 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions,  today affirmed its support for the July 2025 launch of the OTCID Market. Designed to elevate disclosure and reporting requirements for companies on the over-the-counter markets, the OTCID Market offers a long-anticipated advancement in transparency and structure. AITX views the transition as a significant and necessary improvement for issuers and investors alike, and it has already completed the application process to participate under the new designation.

The upcoming launch of the OTCID Market represents a welcomed evolution in over-the-counter trading. For years, the Pink Open Market has served as a wide entry point for public companies, but its reputation has been shaped by inconsistent disclosure practices and minimal oversight. The introduction of OTCID creates a modern framework that distinguishes companies committed to rigorous financial reporting, investor transparency, and operational accountability. As OTC Markets advances this new tier, it signals a stronger commitment to information integrity, something long requested by serious investors.

"This shift is timely, and it aligns perfectly with the direction we've already been heading," said Steve Reinharz, CEO of AITX. "We believe the market will reward transparency, discipline, and forward momentum, and OTCID is a meaningful platform for companies like ours that are building for long-term growth and eventual uplisting. AITX welcomes the higher standard and the opportunity to further demonstrate our progress to the investment community."

AITX has consistently exceeded the disclosure benchmarks associated with the Pink Current tier by filing detailed periodic reports with the Securities and Exchange Commission (SEC). These filings go beyond basic OTC requirements, providing investors with audited financials, executive compensation details, management discussion and analysis, and other material disclosures. By maintaining this standard since 2019, AITX has demonstrated a disciplined and transparent approach to public company operations, well in line with the expectations anticipated under the new OTCID structure.

"We view OTCID as another step that affirms our direction, transparency, and discipline. Our path to NASDAQ requires progress at every level, and we welcome frameworks that support that momentum," concluded Reinharz.

As the OTCID Market prepares to launch, AITX stands ready to meet its elevated standards. The Company views this transition as a pivotal step toward broader market recognition and enhanced investor confidence. By aligning with OTCID's commitment to transparency and accountability, AITX reinforces its dedication to long-term growth and value creation for its shareholders.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve a NASDAQ listing. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060
@SteveReinharz

__________________________________

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/